         1.2 "Disability" means the Executive suffers a sickness, accident, or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Bank of the carrier's or the Social Security Administration's determination upon the request of the Bank.

         1.3 "Early Retirement Age" means the Executive's 55th birthday, provided the Executive has at least 10 Years of Service with the Bank on that date. If the Executive does not have 10 Years of Service with the Bank by the date of his 55th birthday, the Executive's Early Retirement Age means the date on which the Executive has 10 Years of Service with the Bank, provided such 10 Years of Service occurs before the Executive reaches age 65. For purposes of this Agreement, years of service means the total number of twelve-month periods during which the Executive serves as an employee of the Bank.

         1.4 "Good Reason" means the definition of Good Reason specified in any employment or severance agreement existing on the date hereof or hereafter entered into between the Executive and the Bank. If the Executive is not a party to an employment or severance agreement containing a definition of Good Reason, Good Reason means the occurrence of any of the events or conditions described in clauses (a) through (e) hereof without the Executive's express written consent -

                           (a) a material reduction in Executive's title or
                  responsibilities;

                           (b) a reduction in base salary as in effect on the
                  date of a Change in Control;

                           (c) relocation of the Bank's principal executive
                  offices, or requiring the Executive to change his or her principal work location, to any location that is more than 15 miles from the location of the Bank's principal executive offices on the date of this Agreement;

                           (d) the failure by the Bank to continue to provide
                  the Executive with compensation and benefits substantially similar to those provided to him or her under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him at the time of the Change in Control; or

                           (e) the failure of the Bank to obtain a satisfactory
                  agreement from any successor or assignee of the Bank to assume and agree to perform this Agreement.

         1.5 "Termination for Cause" means the definition of termination for cause specified in any employment or severance agreement existing on the date hereof or hereafter entered into between the Executive and the Bank. If the Executive is not a party to an employment or severance agreement containing a definition of termination for cause, Termination for Cause means the Bank has terminated the Executive's employment for any of the following reasons:

                           (a)      Gross negligence or gross neglect of duties;

                           (b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

                           (c) Fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and resulting in an adverse effect on the Bank.

         1.6 "Termination of Employment" with the Bank means that the Executive shall have ceased to be employed by the Bank for any reason whatsoever, excepting a leave of absence approved by the Bank. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of termination of the Executive's employment, the Bank shall have the sole and absolute right to decide the dispute, unless a Change in Control shall have occurred.

                                    ARTICLE 2
                             ENTITLEMENT TO BENEFIT

         2.1 Pre-Termination of Employment Survivor Income Benefit. If the Executive dies in active service to the Bank before reaching age 85, the Bank shall pay to the Executive's designated beneficiary a survivor income benefit of $222,619. The survivor income benefit shall be paid in a single lump sum within 90 days after submission of proof of a claim substantiating the Executive's death.

         2.2 Disability Benefit. If the Executive terminates employment due to Disability, the Bank shall pay to the Executive's designated beneficiary in a single lump sum the survivor income benefit described in Section 2.5 provided the Executive dies before reaching age 85.

         2.3 Change in Control Benefit. If the Executive's employment with the Bank terminates involuntarily within 12 months after a Change in Control (excepting Termination for Cause) or in the event the Executive terminates employment voluntarily for Good Reason within 12 months after such Change in Control, the Bank shall pay the Executive's designated beneficiary the survivor income benefit described in Section 2.5 provided the Executive dies before reaching age 85.

         2.4 Early Retirement Benefit. If the Executive terminates employment on or after Early Retirement Age, the Bank shall pay to the Executive's designated beneficiary in a single lump sum the survivor income benefit described in Section 2.5 following the Executive's death, provided the Executive's death occurs before the Executive's 85th birthday.

         2.5 Amount of Benefits. If the Employee was no longer employed by the Bank at the time of death but benefits are nevertheless payable under
Section 2.2, 2.3, or 2.4, the Bank shall pay to the Employee's beneficiary a survivor income benefit of $111,309. The survivor income benefit shall be paid in a single lump sum within 90 days after submission of proof of a claim substantiating the Employee's death. If the Employee dies after reaching age 85, no survivor income benefits shall be payable under this Agreement.

                                    ARTICLE 3
                                  BENEFICIARIES

         3.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

         3.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person, or incapable person. The Bank may require proof of incompetence, minority, or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

                                    ARTICLE 4
                               GENERAL LIMITATIONS

         4.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if Termination of Employment is due to the Executive's actions resulting in Termination for Cause.

         4.2 Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Executive.

         4.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

         4.4 Default. Notwithstanding any provision of this Agreement to the contrary, if the Bank is in "default" or "in danger of default" as those terms are defined in Section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

         4.5 Termination of Participation. The Executive's rights under this Agreement shall cease if the Executive's employment with the Bank terminates, except as provided in Section 2.2 (termination because of Disability), Section 2.3 (termination within 12 months after a Change in Control), or Section 2.4 (termination because of Early Retirement Age).

                                    ARTICLE 5
                          CLAIMS AND REVIEW PROCEDURES

         5.1 Claims Procedure. A participant or beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

         5.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

         5.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

         5.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                  (a) The specific reasons for the denial;

                  (b) A reference to the specific provisions of the Agreement on which the denial is based;

                  (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

                  (d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and

                  (e) A statement of the claimant's right to bring a civil action under ERISA (Employee Retirement Income Security Act)
                  Section 502(a) following an adverse benefit determination on review.

         5.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

         5.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

         5.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

         5.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

         5.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

         5.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                  (a) The specific reasons for the denial;

                  (b) A reference to the specific provisions of the Agreement on which the denial is based;

                  (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and

                  (d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                                    ARTICLE 6
                                  MISCELLANEOUS

         6.1 Amendments and Termination. The Bank may amend or terminate this Agreement at any time if, pursuant to legislative, judicial, or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Bank (other than the financial impact of paying the benefits).

         6.2 Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

         6.3 No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. The Agreement does not affect the employment status of the Executive, whether the Executive is an employee at will or otherwise. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         6.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

         6.5 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred.

         6.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         6.7 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such state.

         6.8 Unfunded Arrangement. The Executive's beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Bank to which the Executive and the Executive's beneficiary(ies) have no preferred or secured claim.

         6.9 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive's beneficiary by virtue of this Agreement other than those specifically set forth herein.

         6.10 Administration. The Bank shall have all powers which are necessary to administer this Agreement, including but not limited to:

                  (a) Interpreting the provisions of the Agreement;

                  (b) Establishing and revising the method of accounting for the Agreement;

                  (c) Maintaining a record of benefit payments; and

                  (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         6.11 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         6.12 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with the law,. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect to the full extent consistent with the law.

         6.13 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

         6.14 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

                  (a)      If to the Bank, to:
                           Board of Directors
                           The Middlefield Banking Company
                           15985 East High Street
                           P.O. Box 35
                           Middlefield, Ohio 44062

                  (b)      If to the Executive, to:
                           Donald L. Stacy
                           15985 East High Street
                           Middlefield, OH  44062

                  and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

         IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement.

EXECUTIVE:                     BANK:

                               THE MIDDLEFIELD BANKING COMPANY

By:________________________    By: __________________________
                                   James R. Heslop, 2nd
Donald L. Stacy                Its:  Executive Vice President/Chief Operating
                               Officer
Chief Financial Officer

                             BENEFICIARY DESIGNATION

                         THE MIDDLEFIELD BANKING COMPANY
                       EXECUTIVE SURVIVOR INCOME AGREEMENT

         I designate the following as beneficiary of benefits under this Agreement payable following my death:

Primary: Patricia K. Stacy

_________________________________________________________________________

Contingent: Taylor P. Stacy and Marshall A. Stacy, equally

__________________________________________________________________________

NOTE: TO NAME A TRUST AS BENEFICIARY, PLEASE PROVIDE THE NAME OF THE TRUSTEE(S)
        AND THE EXACT NAME AND DATE OF THE TRUST AGREEMENT.

         I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

        Signature ___________________________

        Date _______________________________

        By: Donald L. Stacy
        Title: Chief Financial Officer

        Received by the Bank this ________ day of ___________________, 2003